Exhibit 99.1

Contact:  Scott Lamb  (713) 267-3826


                       KAISER ALUMINUM PRESS ADVISORY
                                JULY 5, 1999


     Kaiser Aluminum's Gramercy, Louisiana, alumina refinery was extensively damaged by an explosion at approximately 5:15 this morning. The cause of the explosion is under investigation. The company has notified appropriate governmental agencies. Approximately 20 employees were injured in the blast and were transported to area hospitals.

     As a result of the explosion, the company expects that production at the plant will be curtailed for several months.

     The Gramercy facility has an annual rated production capacity of about 1 million metric tons per year of alumina. Kaiser Aluminum's total annual production of alumina is about 3 million metric tons.